EXHIBIT 99.1
BioScrip Holds Annual Meeting;
Re-Affirms Focus on Specialty Services
ELMSFORD, N.Y.—(BUSINESS WIRE)—April 29, 2008—In remarks at its annual stockholders’ meeting, Chairman and Chief Executive Officer, Richard H. Friedman outlined BioScrip’s (Nasdaq: BIOS) 2008 key goals and objectives as well as its growth initiatives. At that meeting, Mr. Friedman stated that “By all accounts, BioScrip had a successful year as indicated by the execution of our strategic initiatives. We solidified our foundation allowing us to grow our specialty service model. Most importantly, BioScrip returned to profitability in 2007 and I expect that 2008 will be profitable.”
Mr. Friedman noted that payors and manufacturers have a need for effective and proven product and service offerings to manage therapy and disease conditions. BioScrip’s service-driven programs are proving successful. In addition, Mr. Friedman also reported that effective April 1, 2008, BioScrip was designated by UnitedHealthcare as the sole provider of HIV and Solid Organ Transplant medications through an amendment to the previously announced contract.
At today’s annual meeting, all eight of the Company’s directors proposed for election to BioScrip’s Board were duly elected. Stockholders also ratified the selection of Ernst & Young LLP as BioScrip’s independent auditors for 2008 and approved the Company’s 2008 Equity Incentive Plan.
In closing, Mr. Friedman stated, “Our sales trends are strong. In the first quarter of 2008 BioScrip experienced a temporary margin decline of approximately 1% primarily as a result of a shift in payor mix and an increase in drug acquisition costs that we were not able to pass on until the latter part of the first quarter. BioScrip made significant strides in 2007 and remains committed to increasing stockholder value.”
About BioScrip, Inc.
BioScrip, Inc. (www.bioscrip.com) (Nasdaq: BIOS) is a specialty pharmaceutical healthcare organization that partners with patients, physicians, healthcare payors and pharmaceutical manufacturers to provide access to medications and management solutions to optimize outcomes for chronic and other complex healthcare conditions.
Forward Looking Statements
This press release may contain statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief or current expectations of the Company, its directors, or its officers with respect to the future operating performance of the Company. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors.

Important factors that could cause such differences are described in the Company’s periodic filings with the Securities and Exchange Commission.
CONTACT:
BioScrip, Inc.
Craig Allison, 914-460-1636
Director, Corporation Communications
callison@bioscrip.com